RRUN VENTURES NETWORK INC. INTRODUCES ITS
REVOLUTIONARY INFRASTRUCTURE TECHNOLOGY

AXXUS will revolutionize communications, interactions and transactions with its multi-layered business platform and open standards strategy.

Vancouver, B.C. October 10, 2001 --- RRUN Ventures Network Inc. (OTC BB:RRUN), a venture development organization building proprietary products and services for the Digital Generations today introduced AXXUS, its proprietary communication and commerce platform.

AXXUS, a communications and commerce network which brings together the enterprise organization, the small business and the end-consumer, was unveiled today by RRUN vni's President and Chief Executive Officer Ray
A. Hawkins as its infrastructure and technology venture.

"RRUN vni is proud to announce our infrastructure and technology venture, AXXUS. RRUN vni's ventures are both synergistic and independent. The AXXUS venture synergizes with the Company's first initiative of building the digital media network of the future by providing the technology backbone. Concurrently, AXXUS showcases its independence by executing on its own business plan effective today," said Hawkins.

"In its most basic form, AXXUS allows consumers to have a singular online and offline profile thus allowing them to save money and find greater value in their daily communications, transactions and interactions. As well, AXXUS lets businesses create greater customer penetration and reduce customer acquisition costs ensuring higher returns on investment. As a result, AXXUS enables a one-to-one interaction within the customer, the small business and enterprise relationships, thus allowing marketplace personalization not experienced before," stated Hawkins. "AXXUS is a revolutionary technological integration platform that will change the way that consumers, small business and enterprise level organizations will communicate, interact, and transact with each other. AXXUS will herald in a new advanced form of communication, interaction, transaction and loyalty and we look forward to building it through the innovative Open AXXUS Standards that AXXUS has pioneered over the last three years.
The Open AXXUS Standards invites partners to work with AXXUS to rapidly deploy the AXXUS Marketplace."

The Company's innovative business concept and model is powered by its proprietary infrastructure technology called AXXUS Net. Thousands of businesses worldwide have invested in their web presence with software and hardware purchases, yet they have not realized the real benefits of the Internet revolution. AXXUS will be the software and hardware solution that finally enables the long-awaited return on investment.

The AXXUS Group will be led by its President, Saya Kyvrikosaios.
"Today marks a special day for AXXUS. After three years of development we are extremely happy to launch the AXXUS initiative. AXXUS facilitates unprecedented, unlimited, and seamless movement, interactions, transactions and communications through the building of a new global marketplace called the AXXUS Marketplace. Each time an activity takes place within the Marketplace, AXXUS generates revenue through an innovative transactional billing model. The majority of those revenues will be derived from the Company's business customers. The AXXUS Marketplace is made up of an infrastructure type network of interconnections between everyone in the supply chain, extending from consumers to retailers, and distributors and wholesalers to manufacturers," said Kyvrikosaios.

Emanuel Koseos, Chief Technology Officer of RRUN vni, and Co-Chairman of The AXXUS Group, adds " The AXXUS B2B Platform concept is the first of its kind to take on a complete unified solution in the business-to-business area. What makes AXXUS unique is its seamless integration with offline components, rather than its unique technology. The idea is that AXXUS will provide online services where there are none. Small businesses will be able to act and function like enterprise level corporations by utilizing the power of the AXXUS network. Through one simple call, fax, or page they will be able to reach millions of customers and distributors, all at the same time. Unlike most solution providers today who center on B2B technology to solve one business problem, AXXUS centers on integrating old technology with new technology, and more importantly, integrating offline technologies with online services to provide one solution to multiple business problems. This in itself is generations ahead of the current business models, which are scrambling to provide offline services using online technologies. As well, AXXUS Net keeps the consumer front and center by ensuring the consumer layer interacts with both the Enterprise and Small Business layers."

ABOUT RRUN vni

RRUN vni is building a network of ventures dedicated to introducing world-class products and services that will ultimately enhance the lifestyles of Digital Generations. RRUN vni has assembled a highly skilled and talented management team and group of business professionals to execute the corporate business plan, which is built on core competencies, and designed to create shareholder value.
RRUN vni's venture network currently consists of two synergistic technology-based business enabling networks, RAHX and AXXUS, which combine to implement RRUN vni's initiatives: 1) the building the Digital Media Network of the future; and 2) the building of the New Global Marketplace, a network of interconnected consumers and businesses. The company's RAHX and AXXUS ventures are built on proprietary technology that utilizes Peer-2-Peer Distributed Architecture and contain Digital Rights Management Systems and Advanced Integration and Personalization Software.

Statements contained herein that are not based on historical fact are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. RRUN Ventures Network Inc. intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements are based on current assumptions but involve known and unknown risks and uncertainties that may cause RRUN Ventures Network Inc. actual results, performance or achievements to differ materially from current expectations. These risks include economic, competitive, governmental, technological and other factors discussed in RRUN Ventures Network Inc. applicable public filings on record with the Securities and Exchange Commission which can be viewed at its website at http://www.sec.gov.
To download the AXXUS Corporate Brief, please visit our website at www.rrun.com. For more information please visit our website at www.rrun.com